Exhibit 99.1

Bulldog Mexico Inc. Commences Business Operations in Mexico City to Service Substantial Latin American Transportation and Marine Cargo Opportunities

Formally Begins Relationship with Important Mexican Value Added Reseller Grupo Irosa and Transportation Insurance Carrier Royal & SunAlliance

RICHMOND, British Columbia, January 17, 2006 -- Bulldog Technologies Inc. (OTC BB: BLLD), premier provider of wireless security solutions and sensor networks that monitor, track and secure assets in the global supply chain, announced today that its wholly-owned subsidiary, Bulldog Mexico Inc. has commenced business operations in Mexico City. Further, the Company has teamed up with well-known Mexican equipment provider Grupo Irosa, forming a Value Added Reseller (VAR) Arrangement that holds substantial promise for both parties in the roll-out of Bulldog’s BOSS transportation security products nationwide.

Grupo Irosa is a leading México provider of scientific equipment including digital fleet communications, satellite mapping, microscopes, land surveying equipment, taxi meters, and water filters and dispensers. Further, Irosa is teamed with Mexico’s number one security provider, Grupo Diamante who is supplying essential GPS and cellular infrastructure to facilitate computer tracking of Bulldog-equipped trucks and trailers.

For further information visit Grupo Irosa on the web at www. lrosa.net. and Grupo Diamante at www.diamante.com.mx

Primary among immediate opportunities for the Bulldog/Irosa partnership is the soon to be passed Mexican Customs regulation requiring electronic cargo container security seals and GPS tracking devices on the border crossing points (Tijuana to Matamoros), the logistic corridor (Manzanillo-Kansas City ) and for the PITEX Program (temporary imports program for exports). Both a security and a customs revenue tracking mandate, this initiative calls for a dual purpose device that is affordable for transportation companies while providing complete transparency of cargo status and manifest integrity. To date, the patented Bulldog RoadBOSS™ GTS and YardBOSS™ are the only devices that are able to offer this functionality.

Eric Watkins of Marine Digest and Cargo Business News says that, “Mexican Ports are jumping.” According to official figures, in the first nine months of 2005, these ports handled 1.55 million TEUs (equivalent to a 20ft. container), a 12.3% increase over the same period in 2004.” While traditional Atlantic/Caribbean ports manage significant volume and their growth has been a respectable 6.2%, increases of up to 18% are being experienced in Pacific ports with exposure to Asian cargo throughput to Latin and North America. Further, with the recent privatization of Mexican railways and subsequent purchase of substantial track by Kansas City Southern Railway, a major new artery directly from Mexican ports to the heart of the USA has been opened. Both trucking/storage and rail traffic are expected to grow significantly as Mexico competes for lucrative Asian input and output. Bulldog is positioned at the leading edge Government initiatives and of substantial growth in the Mexican cargo transportation industry.

Bulldog and its partners have also been successful in pre-negotiating significant cargo insurance discounts for its Mexican customers. Major insurance companies such as Royal & SunAlliance will also offer deductible relief of up to 50% of normal rates, should claims occur while Bulldog customers are so equipped.

About Bulldog Technologies

Bulldog designs, engineers, manufactures and distributes patented and FCC-certified wireless cargo security and tracking devices used by its customers to protect, manage and recover assets in their supply chains. The Company is public and trades on the US OTC market under the symbol BLLD. It counts as its customers some of the world’s best known and respected brand names and service providers. As world security and monetary controls tighten in response to external threats, Bulldog is uniquely positioned to offer substantial assistance to Corporations, Governments and Law Enforcement in relation to the integrity and trackability of cargo and containers as they enter or exit sovereign territory, are processed and re-distributed to final destinations.

For further information, visit Bulldog on the Web at www.bulldog-tech.com

Investor Contact:	Press Contact:
Murray W. Schultz	Jan Roscovich
Bulldog Technologies Inc.	Bulldog Technologies Inc
(604) 271-8656	(604) 271-8656
mschultz@bulldogt-tech.com	jroscovich@bulldog-tech.com

SAFE HARBOR STATEMENT: This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward- looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "future", "plan" or "planned", "will" or "should", "expected", "anticipates", "draft", "eventually" or "projected". You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements, including the risks that our products may not achieve customer acceptance or that they will not perform as expected, that customer trials will not lead to future sales, and other risks identified in our annual report on Form 10-K and other filings with the SEC. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof and Bulldog Technologies Inc. undertakes no obligation to update such statements.